Exhibit 22.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-109678 and No. 811-21444 of MurphyMorris ETF Fund (a series of MurphyMorris Investment Trust) of our report dated July 19, 2004 appearing in the Statement of Additional Information, which is a part of such Registration Statement.



/s/ Deloitte & Touche LLP

New York, New York
September 28, 2004